Exhibit 5.1

July 8, 2024

TELECOM ARGENTINA S.A.
General Hornos 690,
Buenos Aires, Argentina

Ladies and Gentlemen,

We have acted as special Argentine counsel to Telecom Argentina S.A. (the “Company”), a corporation (sociedad anónima) organized under the laws of the Republic of Argentina, in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, of a Registration Statement on Form F-3 (File No. 333-) (as amended, the “Registration Statement”) for the public offering (i) by the Company from to time of (a) debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible (collectively, the “Debt Securities”), and (b) class B ordinary shares (the “Class B Shares”), which may be represented by American Depositary Shares, (the “ADSs” and together with the Debt Securities and the Class B Shares, the “Securities”) and (ii) by certain shareholders (the “Selling Shareholders”) from time to time of equity securities.

In such capacity, we have examined the Registration Statement and the by-laws of the Company, as amended as of the date hereof and such other documents, as we have considered necessary for the purpose of giving this opinion.

In giving this opinion, we have made the following assumptions:

(a)	the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it;

(b)	the authenticity of all documents submitted to us as originals and certified copies;

(c)	the conformity to original documents of all documents submitted to us as copies;

(d)	the authenticity of the originals of such copies;

(e)	that signatures, stamps and seals on all documents examined by us (whether original documents or copies of such documents) are genuine;

(f)	that all documents relevant for the purpose of giving the opinions set forth herein have been validly authorized, executed and delivered by all parties thereto;

(g)	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breach of infringed by the performance of the actions to be carried out under the Registration Statement;

(h)	that all consents, licenses, approvals, authorizations, resolutions, notices, waivers, filings and registrations that are necessary under any applicable law or regulation in order to permit the performance of the actions to be carried out under the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

(i)	the truth and accuracy of the representations and all matters of fact set forth in all relevant documents furnished to us by the Company, its subsidiaries and their officers and directors (but not any legal conclusion to the extent we express an opinion with respect thereto);

(j)	that there are no facts or circumstances or matters or documents which may be material to the opinion set out herein which, notwithstanding our reasonable inquiry, have not been disclosed to us;

(k)	such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity;

(l)	such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights;

(m)	prior to the issuance of the Securities, the Company will duly authorize the offering and issuance of the Securities in accordance with Argentine laws and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities (including, without limitation, the applicable indenture in respect of the Securities), and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

(n)	prior to the issuance of the Securities, the Company will duly duly authorize, execute and deliver any agreement necessary with respect to the Securities or contemplated by the Securities or the Registration Statement and will take any other appropriate additional corporate action;

(o)	the Securities will be offered, issued, sold and delivered in compliance with applicable law and regulations and any requirements therefor set forth in any corporate action authorizing such Offered Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus supplement describing the Securities and the offering thereof;

(q)	the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Class B Shares, shall not be less than the par value of such Class B Shares;

(r)	if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

We express no opinion as to any laws other than the laws of Argentina as in effect at the date of this opinion letter and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the State of New York or of any other jurisdiction, as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

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Based upon and subject to the above, we are of the opinion that:

(i)          the Company is duly incorporated and validly existing under the laws of Argentina;

(ii)         the Company has an authorized and outstanding capitalization as set forth in the Registration Statement;

(iv)        the existing Class B Shares are validly issued, fully paid and non-assessable; and

(v)         in the case of any Debt Securities that are convertible into Class B Shares, when any such Class B Shares are issued and paid for pursuant to (A) the terms of such Debt Securities and (B) the by-laws of the Company, such Class B Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ EGFA ABOGADOS
EGFA ABOGADOS

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